Exhibit 99.1

    NETSCOUT SYSTEMS REPORTS THIRD QUARTER FINANCIAL RESULTS FOR FISCAL 2005

     WESTFORD, Mass., Jan. 26 /PRNewswire-FirstCall/ -- NetScout Systems, Inc. (Nasdaq: NTCT), a leading provider of network performance management solutions, today announced financial results for its third quarter of fiscal year 2005.

     Revenue for the third quarter of fiscal year 2005, ended December 31, 2004, was $22.0 million, compared to revenue of $20.5 million in the previous quarter and revenue of $18.9 million in the third quarter of fiscal year 2004.

     Net profit for the quarter was $906,000, or $0.03 per diluted share, compared to a net profit of $1.1 million, or $0.03 per diluted share, for the previous quarter and compared to net profit of $184,000, or $0.01 per diluted share, in the third quarter of fiscal year 2004.

     "We reported another quarter of good results, exceeding our expectations, resulting from strong customer year-end activity," said Anil Singhal, President and CEO of NetScout Systems. "This quarter we released a series of new products including two appliance-based extensions to the nGenius(R) product line, the nGenius(R) Flow Recorder and nGenius(R) Flow Collector. We also made a strategic announcement of a new technology initiative called High Definition Performance Management (HDPM) that will provide a greater level of detail and granular visibility for application performance management. Representing the next evolutionary step of NetScout's CDM architecture and strategy, HDPM is a powerful initiative that will further differentiate us from our competition. We will be releasing further details about HDPM in the coming quarter."

     Financial Highlights for the Third Quarter:
        * Total revenue increased 7% sequentially and increased 16% from the third quarter of fiscal year 2004. Product revenue increased 8% sequentially and increased 18% from the third quarter of fiscal year 2004. Service revenue increased 7% sequentially and increased 15% from the third quarter of fiscal year 2004. Royalty revenue decreased 5% sequentially and decreased 4% from the third quarter of fiscal year 2004.
        * Gross margin was 77% of total revenue, up 1 point sequentially and up 1 point compared to the third quarter of fiscal year 2004.
        * Cash flow from operations was positive.
        * Cash and short and long-term marketable securities increased by $1.1 million to $79.3 million in the third quarter and increased by $5.6 million year-over-year.
        * 36 new customers were added worldwide.
        * 296 customers made repeat purchases.
        * 58 customers placed orders over $100,000.
        * International business comprised approximately 24% of total revenue.

     Product and Company Highlights:
        * NetScout announced an important new technology initiative called High Definition Performance Management (HDPM), addressing the critical need for more detailed, granular visibility for application performance management. HDPM, the next evolutionary step for NetScout's CDM architecture, will extend the functionality of the nGenius(R)

          Performance Management System with increased visibility into the activity and usage of web services and other complex and multi-layered applications, including more granular measurement of application and network traffic data at shorter intervals and enhanced reporting of user and application utilization. Upcoming HDPM enhancements to nGenius(R) Performance Manager and nGenius Probes(R) will be made available as free upgrades to current NetScout MasterCare customers.
        * NetScout launched the nGenius Flow Recorder, a Linux-based appliance providing continuous recording of network traffic for audit trails and forensic analyses, including anomaly detection, replay and long-interval detailed troubleshooting.
        * NetScout announced the nGenius Flow Collector, a new appliance used in combination with nGenius Performance Manager for dedicated, high-volume collection and analysis of NetFlow conversation records drawn from network infrastructure devices.
        * NetScout released a new software module, nGenius (R) Integrator for Cisco Network Analysis Modules (NAMs), as a migration solution for customers using NetScout's legacy nGenius(R) Real Time Monitor.
        * NetScout began shipping the nGenius Eight-Port T1/E1 Probe(R), the market's first high-density probe for monitoring T1/E1 wide area networks.
        * NetScout released an enhancement to the nGenius Performance Management System extending its leading-edge application-layer visibility across IPSec and MPLS-based Virtual Private Network (VPN) environments.

     Guidance:
     For the fourth quarter of fiscal year 2005, the Company expects revenue to be in the range of $21.5 million to $22 million and net profit per diluted share to be in the range of $0.00 to $0.01.

     CONFERENCE CALL INSTRUCTIONS:
     The Company invites shareholders to listen to its conference call today at 4:30 p.m. ET, which will be webcast live through the Company's website at http://www.netscout.com/investors. Alternatively, people can listen to the call by dialing 888-423-3281 for U.S./Canada and 612-288-0329 for international callers. A replay of the call will be available after 8:00 p.m. ET on January 26 for approximately two weeks. The number for the replay is 800-475-6701 for U.S./Canada and 320-365-3844 for international callers. The access code is 765874.

     About NetScout Systems, Inc.
     NetScout Systems, Inc. (Nasdaq: NTCT) is a market leader and pioneer of integrated network performance management products that unify performance across the enterprise. NetScout's nGenius Performance Management System is helping more than 3,000 leading companies increase their return on infrastructure investments by optimizing the performance of networks and applications according to business priorities. NetScout is headquartered in Westford, Massachusetts, and has offices worldwide. Further information is available at http://www.netscout.com.

     Safe Harbor:
     Forward-looking statements in this release are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release, which are not strictly historical statements, including the plans, objectives and future financial performance of NetScout, constitute forward-looking statements which involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties which could cause actual results to differ include, without limitation, risks and uncertainties associated with the Company's relationships with strategic partners, dependence upon broad-based acceptance of the Company's network performance management solutions, the Company's ability to achieve and maintain a high rate of growth, introduction and market acceptance of new products and product enhancements such as the delivery of nGenius product platform probes and software solutions, the delivery of HDPM functionality and the implementation of the Company's CDM Technology strategy, the ability of the Company to take advantage of service provider opportunities, competitive pricing pressures, reliance on sole source suppliers, successful expansion and management of direct and indirect distribution channels and dependence on proprietary technology, as well as risks associated with a continued climate of tight IT spending, and risks of further slowdowns or downturns in economic conditions generally and in the market for network performance management solutions specifically. For a more detailed description of the risk factors associated with the Company, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004 and its quarterly report on Form 10-Q for the quarter ended September 30, 2004 on file with the Securities and Exchange Commission. NetScout assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

     NetScout and the NetScout logo and nGenius are registered trademarks of NetScout Systems, Inc. The CDM logo, Universal Response Time, Power Alarms, Workspaces and MasterCare and the MasterCare logo are trademarks of NetScout Systems, Inc. NetScout reserves the right, at its sole discretion, to make changes at any time in its technical information and specifications and service and support programs.

     The Company's condensed consolidated statements of operations and balance sheets are attached.

     Contact:
      Catherine Taylor
      Director of Investor Relations
      NetScout Systems, Inc.
      978-614-4286
      IR@netscout.com

                             NetScout Systems, Inc.
                 Condensed Consolidated Statements of Operations
                                 (In thousands)
                                   (Unaudited)

                                           Three Months Ended      Nine Months Ended
                                             December 31,            December 31,
                                         ---------------------   ---------------------
                                           2004        2003        2004        2003
                                         ---------   ---------   ---------   ---------
Revenue:
   Product                               $  13,231   $  11,190   $  37,015   $  29,696
   Service                                   8,354       7,268      24,285      21,017
   License and royalty                         415         432       1,286       1,295
      Total revenue                         22,000      18,890      62,586      52,008

Cost of revenue:
     Product(1)                              4,069       3,462      11,623       9,601
     Service
     respectively)                           1,085       1,066       3,227       3,132
       Total cost of revenue                 5,154       4,528      14,850      12,733

Gross margin                                16,846      14,362      47,736      39,275

Operating expenses:
   Research and development(2)               4,180       3,836      12,557      10,515
   Sales and marketing                       9,531       8,655      27,116      24,637
   General and administrative                2,062       1,553       5,822       4,752
   Amortization of other intangible
    assets                                       -           -           -         272
       Total operating expenses             15,773      14,044      45,495      40,176

Income (Loss) from operations                1,073         318       2,241        (901)
Interest income and other expenses,
 net                                           346         167         644         524
Income (loss) before income tax
 expense (benefit)                           1,419         485       2,885        (377)
Income tax expense (benefit)                   513         301         625          (9)
Net income (loss)                        $     906   $     184   $   2,260   $    (368)

Basic net income (loss) per share        $    0.03   $    0.01   $    0.07   $   (0.01)
Diluted net income (loss) per share      $    0.03   $    0.01   $    0.07   $   (0.01)
Shares used in computing:
     Basic net income (loss) per share      30,621      30,182      30,534      30,092
     Diluted net income (loss) per
      share                                 31,702      31,440      31,579      30,092

(1) Cost of product revenue includes amortization of capitalized software of $166 for the three months ended December 31, 2004 and 2003 and $497 and $276 for the nine months ended December 31, 2004 and 2004, respectively.

(2) Research and development costs are net of capitalized software development costs of $- and $1,325 for the three and nine months ended December 31, 2003.

                             NetScout Systems, Inc.
                      Condensed Consolidated Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                       December 31,   March 31,
                                           2004         2004
                                       ------------   ---------
Assets
Current assets:
   Cash and cash equivalents           $     33,500   $  19,011
   Marketable securities                     39,842      50,432
   Accounts receivable, net                  13,172      10,851
   Inventories                                3,113       3,366
   Refundable income taxes                    1,231       2,102
   Deferred income taxes                      2,082       1,667
   Prepaids and other current assets          2,486       2,175

      Total current assets                   95,426      89,604

Fixed assets, net                             6,252       5,415
Capitalized software development
 costs                                          387         884
Goodwill, net                                28,839      28,839
Deferred income taxes                         8,006       8,378
Long-term prepaid expense                        18          45
Long-term marketable securities               5,972       6,016
        Total assets                   $    144,900   $ 139,181

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                    $      2,674   $   1,984
   Accrued compensation                       5,323       4,481
   Accrued other                              3,093       2,140
   Income tax payable                             -         490
   Deferred revenue                          15,751      15,968

      Total current liabilities              26,841      25,063

Long-term liabilities:
    Long-term deferred revenue                1,247       1,006

       Total liabilities                     28,088      26,069

Stockholders' equity:
   Common stock                                  35          34
   Additional paid-in capital               112,236     110,683
   Accumulated other comprehensive
    income                                     (107)          7
   Treasury stock                           (26,490)    (26,490)
   Retained earnings                         31,138      28,878

      Total stockholders' equity            116,812     113,112

        Total liabilities and
         stockholders' equity          $    144,900   $ 139,181

SOURCE  NetScout Systems, Inc.
    -0-                             01/26/2005
    /CONTACT: Catherine Taylor, Director of Investor Relations of NetScout Systems, Inc., +1-978-614-4286, IR@netscout.com/
    /Web site:  http://www.netscout.com/
-